Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE

April 13, 2009	Contact: Helen W. Cornell
Executive Vice President, Finance & CFO (217) 228-8209
GARDNER DENVER, INC. ANNOUNCES MANUFACTURING CONSOLIDATION PROJECT
QUINCY, IL (April 13, 2009) – Gardner Denver, Inc. (NYSE: GDI) announced the consolidation of the North American manufacturing operations of its compressor and vacuum pumps used in OEM applications into its Monroe, Louisiana facility. Production from the Company’s Sheboygan, Wisconsin operations will be transferred to Louisiana over the next twelve months. The project is expected to be completed by March 31, 2010.
Mr. Barry Pennypacker, President and Chief Executive Officer of Gardner Denver, said, “Although a number of factors influenced the decision to consolidate production in Monroe, our primary focus was to ensure the long-term competitiveness of the business by continuing to drive cost and inefficiencies out of the operations, while increasing our flexibility through the implementation of the Gardner Denver Way. Reaching a decision to close the Sheboygan operation was difficult and we deeply regret the impact that this closure will have on our Sheboygan employees and the local community. In the long-term, we believe this consolidation positions us with the best business solution and is in the best interests of Gardner Denver and its shareholders. We appreciate the effort and commitment demonstrated by state and local government agencies, as well as the extensive employee support received in both Wisconsin and Louisiana.
“As part of moving the operations to Monroe, the state of Louisiana, through its Rapid Response Fund Grant, will reimburse Gardner Denver for most of the costs incurred in relocating its equipment and personnel from Sheboygan, provide annual payroll and sales tax rebates through its Quality Jobs Program and facilitate employee recruitment and training through its Louisiana FastStart Program. The City of Monroe will assist in the construction of a new 124,000 square foot manufacturing facility adjoining our existing manufacturing operation.”
The Company currently employs approximately 366 people in Sheboygan, including approximately 280 in manufacturing operations and related support functions, and 76 people in Monroe.

Cautionary Statement Regarding Forward-Looking Statements
All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to unknown risks, uncertainties and other factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These known and unknown risks, uncertainties, and other factors could cause actual results to differ materially from those matters expressed in, anticipated by or implied by such forward-looking statements and are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2008, and other public reports filed with the Securities and Exchange Commission. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.
Gardner Denver, Inc., with 2008 revenues of approximately $2.0 billion, is a leading worldwide manufacturer of screw, vane and reciprocating compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial market segments and other fluid transfer equipment serving chemical, petroleum and food industries. Gardner Denver’s news releases are available by visiting the Investor Relations page on the Company’s website (www.GardnerDenver.com).

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